Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of all subsidiaries of the Registrant as of March 13, 2012.

Name	Jurisdiction of Incorporation
OKSB Statutory Trust I	Connecticut
SBI Capital Trust II	Delaware
Southwest Capital Trust II	Delaware
Bank of Kansas	Kansas
Quad J Holdings, LLC*****	Kansas
SNB Capital Corporation	Oklahoma
Stillwater National Bank & Trust Company	United States
Cash Source, Inc.*	Oklahoma
CRK Properties, Inc.*	Oklahoma
SNB Real Estate Holdings, Inc. *	Delaware
Stillwater National Building Corporation*	Oklahoma
CRK Technologies, LLC **	Oklahoma
CRK Stretford, LLC**	Oklahoma
Bastrop CRK, LLC**	Texas
SNB REIT, Inc.***	Delaware
Stillwater Properties, Inc.*	Oklahoma
Grand Hill Investments, LLC****	Oklahoma

*	Direct subsidiary of Stillwater National Bank & Trust Company.
**	Direct subsidiary of CRK Properties, Inc.
***	Direct subsidiary of SNB Real Estate Holdings, Inc.
****	Direct subsidiary of Stillwater Properties, Inc.
*****	Direct subsidiary of Bank of Kansas